Exhibit (a)(1)(A)

COMPANY NOTICE

COMPANY NOTICE
TO HOLDERS OF
VISHAY INTERTECHNOLOGY, INC.
LIQUID YIELD OPTION™ NOTES DUE 2021 (ZERO COUPON-SUBORDINATED)
CUSIP NUMBER: 928298AD0

NOTICE IS HEREBY GIVEN to the holders of Liquid Yield Option™ Notes due 2021 (Zero Coupon-Subordinated) (“LYONs”) of VISHAY INTERTECHNOLOGY, INC. that Vishay will purchase the LYONs at the option of the holders at a purchase price of $639.76 per $1,000 principal amount at maturity of the LYONs, on the purchase date of June 4, 2006. The purchase price will be paid in cash.

In order to exercise the option and receive the purchase price for their LYONs, holders must:

•

deliver and not withdraw a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 2, 2006, the last business day prior to the purchase date; and

•

surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

The purchase notice and any required documentation must be delivered to the office of the paying agent. The LYONs must be surrendered in compliance with the book-entry transfer procedures of DTC. The purchase of the LYONs of a holder that has validly exercised the option will be consummated by the delivery of the purchase price to be received by the holder promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates. You may withdraw your exercise of the option at any time prior to 5:00 p.m. New York City time on June 2, 2006.

The paying agent for the exercise of the option is The Bank of New York. The address for the paying agent is as follows:

BY MAIL	BY FACSIMILE	BY HAND OR OVERNIGHT

Corporate Trust Operations	(for eligible institutions only)	Corporate Trust Operations
Reorganization Unit	(212) 298-1915	Reorganization Unit
101 Barclay Street - 7 East	Confirmation:	101 Barclay Street - 7 East
New York, New York 10286	(212) 815-5788	New York, New York 10286
Attn: William Buckley		Attn: William Buckley

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

This company notice incorporates important business and financial information about Vishay that is not included in or delivered with the company notice.  Such information is available without charge to LYONs holders upon written or oral request made to Investor Relations, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355. Telephone: 610-644-1300.  To obtain timely delivery of any requested information, LYONs holders must make any request no later than May 26, 2006, the date that is five business days prior to the business day preceding the purchase date.

You should rely only on the information contained or incorporated by reference in this company notice. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this company notice is accurate as of the date on the front cover of this company notice only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

“Liquid Yield Option” and “LYON” are trademarks of Merrill Lynch & Co., Inc.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the option. To understand the option fully and for a more complete description of the terms of the option, we urge you to read carefully the remainder of this company notice and the accompanying purchase notice because the information in this summary is not complete and those documents contain additional important information. As used in this company notice, “Vishay,” “company,” “we,” “us” and “our” refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

In the event of any conflict between this company notice on the one hand and the terms of the Liquid Yield Option™ Notes (“LYONs”), the indenture governing the LYONs, or any applicable laws on the other hand, the terms of the LYONs, the indenture governing the LYONs, or applicable laws, as the case may be, will control.

Q. To what securities does this notice relate?

A. This notice relates to the Liquid Yield Option™ Notes due 2021 (Zero Coupon-Subordinated) (LYONs) of Vishay Intertechnology, Inc. The LYONs were issued under an indenture, dated as of June 4, 2001, between Vishay and The Bank of New York, as trustee.

Q. Who is offering to purchase my securities?

A.  Vishay Intertechnology, Inc., a Delaware corporation, is obligated, at your option, to purchase your validly surrendered LYONs.

Q. Why are you delivering this notice?

A. We are required to deliver this notice under the terms of the indenture to notify you of your right to exercise the option.

Q. What is the option referred to in this notice?

A. Under the indenture, the holders of LYONs have the option to require us to purchase the LYONs at a purchase price of $639.76 per $1,000 principal amount at maturity of the LYONs on the purchase date of June 4, 2006.

Q. What is the form in which payment for the LYONs will be made?

A. Vishay has elected to pay the purchase price in cash.

Q. Are there any conditions to the obligation of Vishay to purchase on the purchase date the LYONs for which the option has been exercised?

A. No. There are no conditions to the obligation of Vishay to purchase the LYONs of holders that have properly exercised the option.

Q. How do I exercise the option?

A. To exercise the option and receive the purchase price for your LYONs, you must: deliver and not withdraw a purchase notice in the form provided with this document (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date; and surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

Q. When does the option expire?

A. The option expires at 5:00 p.m., New York City time, on June 2, 2006.  Vishay will not extend the period that you have to exercise the option.

Q. Must I surrender my LYONs to the paying agent prior to the purchase date?

A. No. It is sufficient to deliver the purchase notice (or an agent’s message in lieu of a purchase notice) prior to the purchase date provided that you deliver the LYONs on or after the purchase date.  However, you will not receive the purchase price unless and until you surrender your LYONs. Also, any LYONs as to which you have delivered and not withdrawn a purchase notice (or agent’s message in lieu of a purchase notice) will cease to accrue original issue discount on and after the purchase date regardless of when you actually surrender the LYONs.

Q. If I exercise the option, when will I receive payment for my LYONs?

A. We will pay the purchase price of the LYONs promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates.

Q. Until what time can I withdraw previously surrendered LYONs?

A. You can withdraw LYONs previously surrendered for purchase at any time until 5:00 p.m., New York City time, on June 2, 2006.

Q. How do I withdraw previously surrendered LYONs?

A. To withdraw previously surrendered LYONs, you must deliver an executed written notice of withdrawal, a form of which has been provided with this document, to the paying agent prior to 5:00 p.m., New York City time, on June 2, 2006.  Holders that withdraw through DTC need not submit a physical notice of withdrawal to the paying agent if they comply with the withdrawal procedures of DTC.

Q. Do I need to do anything if I do not wish to exercise the option and surrender my LYONs for purchase?

A. No. If you do not deliver a properly completed and duly executed purchase notice before the date on which the option expires, we will not purchase your LYONs, and the LYONs will remain outstanding subject to their existing terms.

Q. If I choose to exercise the option, must I do so for all of my LYONs?

A. No. You may exercise the option with respect to all of your LYONs, a portion of your LYONs or none of your LYONs. If you wish to surrender a portion of your LYONs for purchase, however, you must surrender your LYONs in a principal amount at maturity of $1,000 or an integral multiple thereof.

Q. If I do not exercise the option and surrender my LYONs for purchase, will I continue to be able to exercise my conversion rights?

A. Yes. If you do not surrender your LYONs for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of the LYONs into 17.6686 shares of common stock of Vishay, subject to the terms, conditions and adjustments specified in the indenture.

Q. How can I determine the market value of the LYONs?

A. There is no established reporting system or market for trading in the LYONs. To the extent that the LYONs are traded, prices of the LYONs may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. To the extent available, holders are urged to obtain current market quotations for the LYONs prior to making any decision with respect to the option.

Q. What does the board of directors for Vishay think of the option?

A. Although the board of directors of Vishay has approved the terms of the option included in the indenture, the board of directors has not made any recommendation as to whether you should exercise the option and surrender your LYONs for purchase.

Q. If I am a U.S. person for U.S. federal income tax purposes, will I recognize gain if my LYONs are purchased pursuant to the option?

A. In general, a U.S. person that sells LYONs to us in the offer will be required to recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the cash received in exchange for the LYONs surrendered over the holder’s adjusted tax basis in the LYONs surrendered. Any such gain generally will be treated as ordinary interest income. Any such loss will be treated as ordinary loss to the extent of the interest previously included in income by the holder. For more information, please refer to the section titled “Certain United States Federal Income Tax Consequences” beginning on page 30 of this document.

Q. Who is the paying agent?

A. The Bank of New York, the trustee for the LYONs, is serving as paying agent in connection with the option. Its address and telephone number are set forth on the front cover page of this company notice.

Q. Who can I talk to if I have questions about the option?

A. Questions and requests for assistance in connection with the exercise of the option and surrender of LYONs for purchase may be directed to William Buckley at The Bank of New York at 212-815-5788.

INFORMATION ABOUT VISHAY AND OTHER BACKGROUND

Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc. is a leading international manufacturer and supplier of semiconductors and passive electronic components. Semiconductors include diodes, transistors, rectifiers, power integrated circuits (ICs), infrared (IR) transceivers, IR sensors and optocouplers. Passive Components include resistors, capacitors, transducers and inductors. Discrete semiconductors and passive electronic components are the primary elements of almost every electronic circuit. We offer our customers “one-stop” access to one of the most comprehensive electronic component lines of any manufacturer in the United States, Europe and Asia.

We are led by our founder, Dr. Felix Zandman, and senior executives with significant experience in the industry who have committed years of service to Vishay.  This management team is focused on continued implementation of our business strategy that principally consists of the following elements:

•

expanding within the electronic components industry, primarily through the acquisition of other manufacturers of electronic components that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise;

•	reducing selling, general and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies;

•

achieving significant production cost savings through the transfer and expansion of manufacturing operations to countries such as the Czech Republic, India, Israel, Malaysia, Mexico, the People’s Republic of China, and the Philippines, where we can take advantage of lower labor costs and available tax and other government-sponsored incentives;

•	maintaining significant production facilities in those regions where we market the bulk of our products in order to enhance the service and responsiveness that we provide to our customers;

•	consistently rolling out new and innovative products; and

•	strengthening our relationships with customers and strategic partners.

As a result of this strategy, we have grown from a small manufacturer of precision resistors and resistance strain gages to one of the world’s largest manufacturers and suppliers of a broad line of electronic components.

We were incorporated in Delaware in 1962 and maintain our principal executive offices at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143. Our telephone number is (610) 644-1300.

We have two classes of common stock: common stock that has one vote per share and Class B common stock that has 10 votes per share.  Only the common stock is publicly traded.  The Class B common stock is privately held.  All references in this company notice to common stock are to our publicly traded common stock and not to our Class B common stock.

The Option

Under the terms of the indenture each holder of LYONs has the option to require Vishay to purchase those LYONs on June 4, 2006 at a price of $639.76 for each $1,000 principal amount at maturity of the LYONs. The date on which the LYONs are required to be purchased is referred to as the purchase date, and the price that Vishay is required to pay for each $1,000 principal amount at maturity of LYONs is referred to as the purchase price.  We have elected to pay the purchase price in cash for any LYONs of a holder that has validly exercised the option on June 4, 2006.  We had the option, subject to various conditions described in the indenture, to pay the purchase price using Vishay common stock, but have chosen not to do so at June 4, 2006.

There are no conditions to the obligation of Vishay to purchase the LYONs of holders that have properly exercised their option.  In order to exercise the option and receive the purchase price for their LYONs, holders must:

•

deliver and not withdraw a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date; and

•

surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice, as determined by Vishay.

The purchase notice and any required documentation must be delivered to the office of the paying agent. LYONs must be surrendered in compliance with the book-entry transfer procedures of DTC.

The purchase of the LYONs of a holder that has validly exercised the option will be consummated by the delivery of the purchase price to be received by the holder promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates.

You may withdraw your exercise of the option with respect to any or all of your LYONs at any time prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date.

MARKET FOR THE LYONS

There is no established reporting system or trading market for the LYONs.  To the extent the LYONs are traded over-the-counter, prices of the LYONs may fluctuate widely depending on trading volume.  To the extent that LYONs are surrendered for purchase on exercise of the option, the trading market for the remaining LYONs may be less liquid and more sporadic and prices may fluctuate significantly depending on the volume of trading in LYONs. This decreased liquidity may also make it more difficult for holders of LYONs that do not exercise the option to sell their LYONs.  As of May 2, 2006, there are $215,565,000 principal amount at maturity of the LYONs outstanding.

We urge you to obtain current market information about the LYONs, to the extent available, before making any decision to surrender your LYONs.

DESCRIPTION OF THE OPTION

Under the terms of the indenture each holder of LYONs has the option to require Vishay to purchase the LYONs on June 4, 2006 at a price of $639.76 for each $1,000 principal amount at maturity of the LYONs. The date on which the LYONs are required to be purchased is referred to as the purchase date, and the price that Vishay is required to pay for each $1,000 principal amount at maturity of LYONs is referred to as the purchase price. A holder may exercise its option with respect to all of the LYONs that it holds or with respect to any portion of the LYONs that it holds in integral multiples of $1,000 principal amount at maturity of the LYONs.

Manner of Payment

The indenture provides that Vishay has the right to elect whether to pay the purchase price for the LYONs in cash, our common stock or a combination of cash and common stock. Vishay has elected to pay the purchase price in cash.

Conditions to the Option

There are no conditions to the obligation of Vishay to purchase the LYONs of holders that properly exercise the option. If the option is properly exercised with respect to all outstanding LYONs, the total amount of cash that Vishay would require in order to pay the purchase price would be approximately $138 million. Vishay expects that it would fund this cash payment with available cash and, depending on the number of LYONs required to be purchased, borrowings under its long term revolving credit facility. Any funds borrowed for this purpose under the credit facility will be repaid in the ordinary course of business as funds become available.

Purchase of the LYONs

Prior to 10:00 a.m. New York City time on the business day following the purchase date, Vishay will deposit the purchase price in immediately available funds sufficient to pay the aggregate purchase price for the LYONs with respect to which the option has been properly exercised.

Vishay will make payment promptly following the expiration of the option to all holders who have exercised the option and delivered their securities prior to the purchase date. Payment of the purchase price for the LYONs of a holder that has validly exercised the option but not surrendered their LYONs will be made promptly following the delivery to the paying agent of the LYONs to which the exercise relates.

Procedures for Exercising the Option

In order to exercise the option and receive the purchase price for their LYONs, holders must:

•

deliver and not withdraw a purchase notice (or an agent’s message according to the procedures for book-entry transfer described below) prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date; and

•

surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice, as determined by Vishay.

To surrender the LYONs, a holder must comply with the book-entry transfer procedures of The Depository Trust Company (DTC) described below. The purchase notice and any required documentation must be delivered to the office of the paying agent set forth below under the caption “Paying Agent.”

The method of delivery of the purchase notice and all other required documents to the paying agent is at your election and risk.  Rather than mail these items, we recommend that you use an overnight or hand delivery service.  In all cases, you should allow sufficient time to assure delivery of the purchase notice to the paying agent prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date.  You should not send the purchase notice to Vishay.

Holders may exercise the option with respect to some or all of their LYONs.  However, if a holder exercises the option with respect to only a portion of its LYONs, the LYONs surrendered must be in integral multiples of $1,000 in principal amount at maturity of the LYONs. Any LYONs as to which a purchase notice has not been delivered prior to 5:00 p.m., New York City time, on June 2, 2006, the business day prior to the purchase date, will remain outstanding and subject to the terms of the indenture.

How to Exercise the Option if you are a Beneficial Owner

If you beneficially own LYONs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise the option with respect to those LYONs, you should contact your nominee as soon as possible and instruct your nominee to exercise the option on your behalf.

Purchase Notice

Under the terms of the indenture, a purchase notice must state:

•	the CUSIP number of the LYONs that the holder will deliver to be purchased;

•

the portion of the principal amount at maturity of the LYONs owned by the holder that the holder will deliver to be purchased, which, if less than all LYONs of the holder, must be an integral multiple of principal amount at maturity of $1,000; and

•	that such LYONs will be purchased as of the purchase date pursuant to the terms and conditions specified in paragraph 7 of the LYONs and the indenture.

A properly completed purchase notice in the form that accompanies this document will satisfy these requirements.

Signatures and Signature Guarantees

Signatures on a purchase notice or a notice of withdrawal, must be guaranteed, unless you are surrendering LYONs for the account of an eligible guarantor institution, as defined in Rule 17Ad-15 of the Exchange Act and referred to here as an eligible institution. This definition includes any:

•	bank, as defined in Section 3(a) of the Federal Deposit Insurance Act;

•	broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, as defined in the Exchange Act;

•	credit union, as defined in Section 19B(1)(A) of the Federal Reserve Act;

•	national securities exchange, registered securities association or clearing agency, as defined in the Exchange Act; or

•	savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act.

If signatures on a purchase notice or a notice of withdrawal are required to be guaranteed, the guarantor is required to be an eligible institution. If the purchase notice or any other document provided to Vishay or the paying agent is signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing.  Unless Vishay waives this requirement, they also must submit evidence satisfactory to us of their authority to deliver the purchase notice.  If a purchase notice is submitted other than for the account of an eligible institution and the LYONs to which such purchase notice relates are not being surrendered to the paying agent at the time such purchase notice is delivered, an eligible institution must guarantee to Vishay delivery of confirmation of book-entry transfer of the LYONs to the paying agent’s account at DTC.

Book-Entry Transfer

The paying agent will establish a new account or utilize an existing account with respect to the LYONs at DTC. Any financial institution that is a participant in DTC and whose name appears on a securities position listing as the owner of LYONs may make a book-entry surrender of LYONs by causing DTC to transfer the LYONs into the paying agent’s account in accordance with DTC’s procedures for such transfer. However, although the surrender of LYONs may be effected through book-entry transfer into the paying agent’s account at DTC, before, on or after the purchase date, the purchase notice, or a manually signed facsimile properly completed and validly executed, with any required signature guarantees, or an agent’s message in lieu of the purchase notice, must be received by the paying agent at its address set forth below under the caption “paying agent” prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date.  Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the paying agent.

The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC stating:

•	the principal amount at maturity of LYONs with respect to which the option is being exercised and which are being surrendered by the participant;

•	that the participant has received and agrees to be bound by the term of the purchase notice; and

•	that Vishay may enforce this agreement against the participant.

An agent’s message may be delivered to the paying agent through DTC in lieu of delivery of a purchase notice only if the LYONs to which the agent’s message relates are at the time being surrendered by book-entry transfer to the account of the paying agent. If surrender of the LYONs is being made at a different time, a purchase notice must be delivered.

Withdrawal

You may withdraw your exercise of the option with respect to any or all of your LYONs at any time prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date.

For a withdrawal to be effective:

•	the paying agent must receive a written notice of withdrawal at its address set forth below under the caption “Paying Agent”; or

•	if the LYONs to which the withdrawal relates were surrendered to the paying agent through the procedures of DTC, the holder may comply with the appropriate withdrawal procedures of DTC.

A notice of withdrawal must:

•	specify the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

•	state the CUSIP number of the LYONs with respect to which the notice of withdrawal is being submitted; and

•	specify the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by Vishay.

A form of withdrawal notice has been included with this document. Any validly withdrawn LYONs previously surrendered to the paying agent will be credited to the account at DTC from which the LYONs were previously delivered.

Withdrawals of LYONs may not be rescinded, and the option will thereafter be deemed not to have been exercised with respect to those LYONs. However, the option may be re-exercised with respect to validly withdrawn LYONs by again following the procedures described above at any time prior to 5:00 p.m. New York City time on June 2, 2006.

Return of Improperly Surrendered LYONs

If a holder does not deliver a purchase notice (or an agent’s message in lieu of a purchase notice) to the paying agent in a manner that complies with the requirements described in this document, the LYONs to which the purchase notice relates will be returned to the account at DTC from which the LYONs were previously delivered, unless the defects in the delivery of the notice are cured prior to 5:00 p.m. New York City time on June 2, 2006 or are waived by Vishay. We are under no obligation to inform any holder of defects in the purchase notice or to waive any defects.

Conversion

A holder may convert the LYONs that it holds into common stock at any time until the close of business on the second business day immediately preceding the stated maturity date of the LYONs. A LYON in respect of which a holder has delivered a purchase notice may be converted only if the notice is withdrawn in accordance with the terms of the indenture, as described above.

The conversion rate is 17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs, subject to adjustment for certain events described in the indenture. Vishay will deliver cash in lieu of issuing a fractional share of common stock.

To convert a LYON, a holder must:

•	complete and sign the conversion notice or a facsimile and deliver the notice to the conversion agent;

•	surrender the LYON to the conversion agent;

•	furnish appropriate endorsements and transfer documents if required by the conversion agent, Vishay or the trustee; and

•	pay any transfer or similar tax, if required.

A holder may only convert a portion of a LYON if the principal amount at maturity of that portion is an integral multiple of $1,000.

The conversion agent is The Bank of New York, and its address is 101 Barclay Street, Corporate Trust Services, New York, New York 10286.

Other Information Pertaining to the LYONs

No contingent interest is currently payable with respect to the LYONs, and none is expected to be payable as of the purchase date.

Unless Vishay defaults in making payment of the purchase price, original issue discount and any contingent interest on LYONs surrendered for purchase will cease to accrue on and after the purchase date.

The CUSIP number of the LYONs is 928298AD0.

Paying Agent

We have appointed The Bank of New York as the paying agent. All completed purchase notices and agent’s messages should be directed to the paying agent at the address set forth below. All questions regarding the procedures for exercising the option and surrendering your LYONs and requests for assistance in surrendering the LYONs should also be directed to the paying agent at (212) 815-5788 or the following address:

BY MAIL	BY FACSIMILE	BY HAND OR OVERNIGHT

Corporate Trust Operations	(for eligible institutions only)	Corporate Trust Operations
Reorganization Unit	(212) 298-1915	Reorganization Unit
101 Barclay Street - 7 East	Confirmation:	101 Barclay Street - 7 East
New York, New York 10286	(212) 815-5788	New York, New York 10286
Attn: William Buckley		Attn: William Buckley

Delivery of a purchase notice or agent’s message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not a valid delivery of the purchase notice or agent’s message.

DESCRIPTION OF LYONS

We issued the LYONs under an indenture dated as of June 4, 2001, between us and The Bank of New York, as trustee. The following summarizes the material provisions of the LYONs and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. The indenture, which contains a form of the LYONs, is incorporated by reference as an exhibit to the Schedule TO of which this company notice is a part.

As used in this section, the words “we,” “us,” “our” or “Vishay” do not include any current or future subsidiary of Vishay.

General

On June 4, 2001, we issued $550,000,000 aggregate principal amount at maturity of the LYONs in a private placement, of which $165,000,000 aggregate principal amount at maturity were subsequently repurchased by Vishay in private transactions and $169,435,000 aggregate principal amount at maturity were subsequently repurchased by Vishay on June 4, 2004 in connection with the option of the holders to require Vishay to repurchase their LYONs on that date. The LYONs will mature on June 4, 2021. The principal amount at maturity of each LYON is $1,000. The LYONs will be payable at the office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. (Indenture, Section 4.05)

We issued each LYON at an issue price of $551.26 per LYON, which represents a substantial discount from its principal amount at maturity. (LYON, Global Certificate) Except as described below, we will not make periodic payments of interest on the LYONs. However, the LYONs accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. Accrual of original issue discount is calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The original issue discount began to accrue on the LYONs on June 4, 2001. (LYON, Section 1)

The LYONs are debt instruments subject to the contingent payment debt regulations under the Internal Revenue Code. The LYONs were issued with original issue discount for United States federal income tax purposes. (Indenture, Section 13.14)

Even if we do not pay any cash interest (including any contingent interest) on the LYONs, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount accrues exceeds the stated yield of 3.00% for the accrued original issue discount described above. (LYON, Section 5)

Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount and interest, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

Subordination of LYONs

Indebtedness evidenced by the LYONs is subordinated in right of payment as set forth in the indenture, to the prior payment in full of all of our existing and future senior indebtedness (as defined below). (LYON, Section 4)

Upon any payment or distribution of assets of Vishay to creditors, upon any dissolution, winding up, liquidation or reorganization of Vishay or arrangement, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive in cash payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs. As a result, holders of LYONs may recover less, ratably, than the holders of senior indebtedness. (LYON Section 10.02)

In addition, no payment of the principal amount at maturity, issue price, accrued contingent interest, purchase price, redemption price or trigger event purchase price with respect to any LYONs may be made by Vishay, nor may Vishay pay cash with respect to the purchase price of any LYON (other than for fractional shares) or otherwise acquire any LYONs (except as set forth in the indenture), if (i) any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the default is the subject of judicial proceedings or the trustee receives a written notice of such default from Vishay or the holders of such senior indebtedness (a ‘senior indebtedness default notice”). Notwithstanding the foregoing, payments with respect to the LYONs may resume and Vishay may acquire LYONs for cash (a) in the case of a default described in (i) above, when the default with respect to the senior indebtedness is cured or waived or (b) in the case of default described in (ii) above, the earlier to occur of the date the default with respect to the senior indebtedness is cured or waived or 179 days after the date the senior indebtedness default notice is received unless the maturity of the senior indebtedness has been accelerated, provided that the terms of the indenture otherwise permit the payment or acquisition of the LYONs at that time. If Vishay receives a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the LYONs as provided above. (Indenture, Section 10.04)

In the event that the LYONs are declared due and payable prior to their stated maturity by reason of the occurrence of any event of default, then Vishay will be obligated to notify promptly holders of senior indebtedness of such acceleration. Vishay may not pay a holder of LYONs until the earlier of (i) 120 days have passed after such acceleration occurs or (ii) the payment in full of all senior indebtedness and may thereafter pay a holder of LYONs if the terms of the indenture otherwise permit payment at that time. (Indenture, Section 10.04)

The term “senior indebtedness” of Vishay means, the principal, premium (if any) and unpaid interest on all present and future:

(i)	indebtedness of Vishay for borrowed money;

(ii)	obligations of Vishay evidenced by bonds, debentures, notes or similar instruments;

(iii)

all obligations of Vishay under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge or any other hedging agreements, and (c) credit swaps, caps, floors, collars, and similar arrangements;

(iv)

indebtedness incurred, assumed or guaranteed by Vishay in connection with the acquisition by it or a subsidiary of Vishay of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles);

(v)	obligations of Vishay as lessee under leases required to be capitalized in the balance sheet of the lessee under generally accepted accounting principles;

(vi)

reimbursement obligations of Vishay in respect of letters of credit relating to indebtedness or other obligations of Vishay that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above;

(vii)	pension plan obligations; and

(viii)

obligations of Vishay under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds  33 referred to in clauses (i) through (vii) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the LYONs. (Indenture, Section 1.01)

The LYONs are effectively subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. Any right of ours to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the LYONs to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized, in which case our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. (Indenture, Section 10.02)

There is no restriction under the indenture on Vishay or any of its subsidiaries incurring additional indebtedness, including senior indebtedness.

Conversion Rights

A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into shares of our common stock at any time on or before the close of business on the second business day immediately preceding June 4, 2021. (Indenture, Section 11.01)

If we call a LYON for redemption, a holder may convert such LYON only until the close of business on the second business day immediately preceding the redemption date. A LYON for which a holder has delivered a purchase notice or a trigger event purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture. (Indenture, Section 3.08)

“Business day” means any day other than a Saturday or Sunday or other than a day on which banking institutions in The City of New York are required or authorized by law or executive order to close. (Indenture, Section 1.01)

The initial conversion rate is 17.6686 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. (LYON, Section 10)

A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date. (Indenture, Section 11.03)

Delivery of Common Stock. On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, contingent interest. Our delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder’s fractional shares, will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the LYON; and

•	to satisfy our obligation to pay accrued original issue discount and accrued tax original issue discount attributable to the period from the issue date through the conversion date.

As a result, accrued original issue discount and accrued tax original issue discount will be deemed to be paid in full rather than cancelled, extinguished or forfeited. (Indenture, Section 11.02)

The conversion rate will not be adjusted for accrued original issue discount or any contingent interest. (LYON, Section 10)

A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

To convert a LYON into shares of common stock, a holder must:

•	complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the LYON to the conversion agent;

•	if required by the conversion agent, Vishay or the trustee, furnish appropriate endorsements and transfer documents; and if required, pay all transfer or similar taxes. (LYON, Section 10)

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

Conversion Rate Adjustments. The conversion rate will be adjusted for:

•	dividends or distributions on our shares of common stock payable in shares of our common stock or other capital stock;

•	subdivisions, combinations or certain reclassifications of shares of our common stock;

•	distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

•

distributions to all holders of our shares of common stock of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). (LYON, Section 10)

“Extraordinary cash dividends” means the amount of any cash dividend or distribution that, together with all other cash dividends paid during the preceding 12-month period, are on a per share basis in excess of the sum of (i) 5% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or distribution, and (ii) an amount equal to the quotient of (x) the amount of any contingent interest paid on a LYON during such 12-month period divided by (y) the number of shares of common stock issuable upon conversion of a LYON at the conversion rate in effect on the payment date of such contingent interest. (Indenture, Section 11.08)

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted. (Indenture, Section 11.08)

In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph, then Vishay shall mail to holders of the LYONs and file with the trustee and the conversion agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. Vishay shall file and mail the notice at least 15 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction. (Indenture, Section 11.13)

No adjustment to the conversion rate or the ability of a holder of a LYON to convert will be made if holders of LYONs will participate in the transaction without conversion or in certain other cases.

The indenture permits us to increase the conversion rate from time to time.

If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Vishay or another person which the holder would have received if the holder had converted the holder’s LYONs immediately prior to the transaction. (LYON, Section 10)

Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend in the amount of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of LYONs during any six-month period from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2006, if the average market price of a LYON for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the first day of the applicable six-month period. See “Redemption of LYONs at the Option of Vishay” for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date. (LYON, Section 5)

The amount of contingent interest payable during any six-month period will be the sum of any contingent interest payable in the first and second three-month periods during such six-month period. During any three-month period when contingent interest shall be payable, the contingent interest payable per LYON for such period will be equal to the greater of (1) 0.0625% of the average market price of a LYON for the five trading day period referred to in the immediately preceding paragraph and (2) the sum of all regular cash dividends paid by us per share on our common stock during such three-month period multiplied by the number of shares of common stock issuable upon conversion of a LYON at the then applicable conversion rate. (LYON, Section 5)

Contingent interest, if any, will be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. We will make contingent interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, on the payment date of the related common stock dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid. (LYON, Section 5)

Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends. (LYON, Section 5)

We do not currently pay cash dividends on our capital stock. Our policy is to retain earnings to support the growth of our business and we do not intend to change this policy at the present time.

The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three recognized securities dealers in the City of New York we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs;

then the market price of the LYON will equal (a) the then applicable conversion rate of the LYONs multiplied by (b) the market price of our common stock. (LYON, Section 5)

The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

Upon determination that LYON holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site as soon as practicable. (LYON, Section 3)

Purchase of the LYONs by Vishay at the Option of the Holder

The terms of the indenture provides the holders of the LYONs the option to require Vishay to purchase the LYONs on four specific dates:  June 4, 2004; June 4, 2006; June 4, 2011; and June 4, 2016.

The purchase price on June 4, 2004 was $602.77 per LYON, and the purchase price of a LYON will be:

$639.76 per LYON on June 4, 2006;
$742.47 per LYON on June 4, 2011; and
$861.67 per LYON on June 4, 2016.

To the extent that LYONs are surrendered for purchase on exercise of the option, the trading market for the remaining LYONs may be less liquid and more sporadic and prices may fluctuate significantly depending on the volume of trading in LYONs. This decreased liquidity may also make it more difficult for holders of LYONs that do not exercise the option to sell their LYONs.

Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date. (Indenture, Section 3.08)

The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination thereof. (Indenture, Section 3.08)

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in common stock, the method of calculating the market price of such common stock; and

•	the procedures that holders must follow to require us to purchase their LYONs. (Indenture, Section 3.08)

The purchase notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

•	the certificate numbers of the holder’s LYONs to be delivered for purchase;

•	the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

•	that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

•

in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

(1) to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

(2) to receive cash in such event in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point of the immediately preceding paragraph, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances. (Indenture, Section 3.08)

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the purchase date. (Indenture, Section 3.10)

The notice of withdrawal shall state:

•	the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

•	the CUSIP number of the LYONs in respect of which the notice of withdrawal is being submitted; and

•	the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by Vishay.

If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the quotient obtained by dividing (i) the amount of cash to which the holders would have been entitled had Vishay elected to pay all or such specified percentage, as the case may be, of the purchase price of such LYONs in cash by (ii) the market price of a share of common stock, subject to certain conditions.

We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.

The “market price” of our common stock means the average of the sale prices of the common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock. (Indenture, Section 3.08)

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the averageof the average bid and the average ask prices) on such date as reported on the New York Stock Exchange or on such other principal national or regional securities exchange on which the common stock is traded or, if the common stock is not listed on a national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate. (Indenture, Section 1.01)

A “trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on NASDAQ or, if the common stock is not quoted on NASDAQ, on the principal other market on which the common stock is then traded. (Indenture, Section 1.01)

Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. (Indenture, Section 3.08)

We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will issue a press release and publish such information on our web site. (Indenture, Section 3.08)

In addition to the above conditions, our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

•	listing such common stock on the principal national or regional securities exchange on which our common stock is then listed or, if not so listed, on NASDAQ;

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration. (Indenture, Section 3.08)

If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase price of the LYONs of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act. (Indenture, Section 3.13)

Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. (Indenture, Section 3.08)

We will cause the purchase price of the LYON to be paid promptly following the later of the purchase date and the time of delivery of the LYON. If the paying agent holds money or securities sufficient to pay the purchase price of the LYON prior to 10:00 a.m. New York City time on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

We may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs. (Indenture, Section 3.10)

Change in Control or Delisting Event Permits Purchase of LYONs at the Option of the Holder

In the event of any trigger event, which is defined as a change in control or a delisting event (each term as defined below), occurring on or prior to June 4, 2006 with respect to Vishay, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s LYONs in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price plus accrued original issue discount to the purchase date. We will be required to purchase the LYONs no later than 35 business days after the occurrence of such trigger event. We refer to this date in this company notice as the “trigger event purchase date.” (Indenture, Section 3.09)

Within 15 business days after the occurrence of a trigger event, we must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the applicable trigger event, which notice must state, among other things:

•	the events causing a trigger event;

•	the date of such trigger event; the last date on which a holder may exercise the purchase right;

•	the trigger event purchase price;

•	the trigger event purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•

that LYONs with respect to which a trigger event purchase notice is given by the holder may be converted only if the trigger event purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights. (Indenture, Section 3.09)

To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the business day immediately preceding the trigger event purchase date. The required purchase notice upon the occurrence of a trigger event must state:

•	the certificate numbers of the LYONs to be delivered by the holder;

•	the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs and of the indenture governing the LYONs. (Indenture, Section 3.09)

A holder may withdraw any trigger event purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the trigger event purchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

•	the CUSIP number of the LYONs in respect of which the notice of withdrawal is being submitted; and

•	the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by Vishay. (Indenture, Section 3.10)

Our obligation to pay the trigger event purchase price for a LYON for which a trigger event purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such trigger event purchase notice. We will cause the trigger event purchase price for such LYON to be paid promptly following the later of the trigger event purchase date and the time of delivery of such LYON. (Indenture, Section 3.09)

If the paying agent holds money sufficient to pay the trigger event purchase price of the LYON on the trigger event purchase date in accordance with the terms of the indenture, then, immediately after the trigger event purchase date, original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the trigger event purchase price upon delivery of the LYON.

Under the indenture, a “change in control” is deemed to have occurred at such time as:

•

any person or group, other than Vishay, its subsidiaries, their employee benefit plans or permitted holders, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more, in the aggregate, of the voting power of Vishay’s common stock and Class B common stock or other capital stock into which the common stock or Class B common stock is reclassified or changed, with certain exceptions;

•

permitted holders file a Schedule 13D or Schedule TO (or any successors to those schedules) stating that they have become and actually are beneficial owners of our voting stock representing more than 80% or more, in the aggregate, of the voting power of Vishay’s common stock and Class B common stock or other capital stock into which the common stock or Class B common stock is reclassified or changed, with certain exceptions; or

•

there shall be consummated any share exchange, consolidation or merger of Vishay pursuant to which its voting shares of common stock and the Class B common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger in which the holders of such voting capital stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger. (Indenture, Section 3.09)

For purposes of this section,

•

a “permitted holder” means each of Dr. Felix Zandman and Mrs. Luella B. Slaner or their spouses, children or lineal descendants, any trust established for the benefit of such persons, or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlled, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entity established by a permitted holder, or any group in which such permitted holders hold more than a majority of the voting power of the common stock and Class B common stock deemed to be beneficially owned by such group;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities with the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•

the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time. (Indenture, Section 3.09)

Under the indenture, a “delisting event” occurs if Vishay, together with its affiliates, acquires a sufficient amount of Vishay common stock to result in the common stock being delisted from the NYSE or principal United States national or regional securities exchange or national quotation system on which the shares of common stock are then listed or traded. (Indenture, Section 3.09)

The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of the occurrence of a trigger event.

In connection with any purchase offer in the event of the occurrence of a trigger event, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act. (Indenture, Section 3.13)

The trigger event purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Vishay. The trigger event purchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock; to obtain control of Vishay by means of a merger, tender offer, solicitation or otherwise; or part of a plan by management to adopt a series of anti-takeover provisions.

Instead, the trigger event purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the trigger event purchase feature resulted from negotiations between Merrill Lynch and us.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a trigger event with respect to the trigger event purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries”) outstanding indebtedness.

We may not purchase LYONs at the option of holders upon the occurrence of a trigger event if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the trigger event purchase price with respect to the LYONs.

Redemption of LYONs at the Option of Vishay

No sinking fund is provided for the LYONs. Prior to June 4, 2006, we cannot redeem the LYONs at our option. Beginning on June 4, 2006, we may redeem the LYONs for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs. (Indenture, Section 3.03)

The table below shows redemption prices of a LYON on June 4, 2006, at each June 4 thereafter prior to maturity, and at stated maturity on June 4, 2021. These prices reflect the issue price plus accrued original issue discount to the redemption date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

Redemption Date	(1) LYON Issue Price	(2) Accrued Original Issue Discount	(3) Redemption Price (1) & (2)

June 4, 2006	$551.26	$88.50	$639.76
June 4, 2007	551.26	107.84	659.10
June 4, 2008	551.26	127.76	679.02
June 4, 2009	551.26	148.28	699.54
June 4, 2010	551.26	169.43	720.69
June 4, 2011	551.26	191.21	742.47
June 4, 2012	551.26	213.65	764.91
June 4, 2013	551.26	236.77	788.03
June 4, 2014	551.26	260.59	811.85
June 4, 2015	551.26	285.13	836.39
June 4, 2016	551.26	310.41	861.67
June 4, 2017	551.26	336.45	887.71
June 4, 2018	551.26	363.28	914.54
June 4, 2019	551.26	390.92	942.18
June 4, 2020	551.26	419.40	970.66
At stated maturity	551.26	448.74	1,000.00

(LYON, Section 6)

If we redeem less than all of the outstanding LYONs, the trustee will select the LYONs to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata based on the ownership thereof, or by any other method the trustee considers fair and appropriate. If a portion of a holder’s LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption. (Indenture Section 3.02, p.19)

Events of Default

The following are events of default for the LYONs:

(1) default in payment of any contingent interest which default continues for 30 days;

(2) a default in the payment of the principal amount at maturity, issue price plus accrued original issue discount, redemption price, purchase price or trigger event purchase price on any security when the same becomes due  and payable at its stated maturity, upon redemption, upon declaration, when  due for purchase or otherwise (whether or not any such payment shall be  prohibited by the terms of the indenture governing the LYONs);

(3) failure by us to deliver shares of common stock (or to pay cash in  lieu of fractional shares) in accordance with the terms hereof when such  common stock (or cash in lieu of fractional shares) is required to be  delivered, upon conversion of a LYON and such failure is not remedied for a  period of 10 days;

(4) failure by us to comply with any of the other agreements in the LYONs or the indenture (other than those referred to in clauses (1), (2) and (3) above) upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

(5) (A) failure by us to make any payment by the end of any applicable  grace period after maturity of indebtedness, which term as used in the  indenture means obligations (other than nonrecourse obligations) of ours for  borrowed money or evidenced by bonds, debentures, notes or similar  instruments in an amount (taken together with amounts in (B)) in excess of  $10 million and continuance of such failure, or (B) the acceleration of  indebtedness in an amount (taken together with the amounts in (A)) in excess  of $10 million because of a default with respect to such indebtedness  without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case  of (A) or (B) above, for a period of 30 days after written notice to us by  the trustee or to us and the trustee by the holders of not less than 25% in  aggregate principal amount at maturity of the LYONs then outstanding.  However, if any such failure or acceleration referred to in (A) or (B) above  shall cease to exist or be cured, waived, rescinded or annulled, then the  event of default by reason thereof shall be deemed not to have occurred; or

(6) certain events of bankruptcy or insolvency affecting us or our  material subsidiaries.

A “material subsidiary” means a subsidiary of Vishay, including such subsidiary’s subsidiaries, which meets any of the following conditions:

•

Vishay and its other subsidiaries’ investments in and advances to such subsidiary exceed 5 percent of the total assets of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

Vishay and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 5 percent of the total assets of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

Vishay and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 5 percent of such income of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year. (Indenture, Section 6.01)

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid interest (including contingent interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Vishay or its material subsidiaries, the issue price of the LYONs plus the original issue discount and any contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. (Indenture, Section 6.02)

Upon any such acceleration, the subordination provisions of the indenture preclude any payment being made to holders of LYONs until the earlier of (i) 120 days or more after the date of such acceleration and (ii) the payment in full of all senior indebtedness, but only if such payment is then otherwise permitted under the terms of the indenture. See ‘subordination of LYONs” above. (Indenture, Section 10.03)

Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and the consequences of such acceleration. (Indenture, Section 6.02)

Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, trigger event purchase price or shares of common stock (and cash in lieu of fractional shares), in each case to the extent that the payment of such interest shall be legally enforceable. (LYON, Section 1)

The trustee shall, within 90 days after the occurrence of any default, mail to all holders notice of all defaults of which the trustee is aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. (Indenture, Section 7.05)

The holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. (Indenture, Section 6.05) The trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. (Indenture, Section 7.01(e))

No holder will have any right to pursue any remedy with respect to the indenture or the LYONs, unless (i) such holder shall have previously given the trustee written notice of a continuing event of default; (ii) the holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the trustee to pursue such remedy; (iii) such holder or holders shall have offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs shall not have given the trustee a direction inconsistent with such request within 60 days after receipt of such request. (Indenture, Section 6.06)

The right of any holder: (a) to receive payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, trigger event purchase price or shares of common stock (and cash in lieu of fractional shares), in respect of the LYONs held by such holder on or after the respective due dates expressed in the LYONs or as of any redemption date or (b) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such holder’s consent. (Indenture, Section 6.07)

The holders of a majority in aggregate principal amount at maturity of LYONs at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs, or (iii) any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of each holder of LYONs as described in “Modification” below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right. (Indenture, Section 6.04)

We are required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the indenture. In addition, we will file with the trustee written notice of the occurrence or any default or event of default within five business days of our becoming aware of such default or event of default. (Indenture, Section 4.03)

Merger and Sales of Assets

The indenture provides that Vishay may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other conditions:

(i) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) such person assumes all obligations of Vishay with respect to the LYONs and under the indenture; and

(iii) Vishay or such successor person shall not immediately thereafter be in default under the indenture.

Upon the assumption of Vishay’s obligations by such a person in such circumstances, subject to certain exceptions, Vishay shall be discharged from all obligations with respect to the LYONs and under the indenture. (Indenture, Section 5.01) Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to June 4, 2006 could constitute a change in control or a delisting event permitting each holder to require Vishay to purchase the LYONs of such holder as described above. (LYON, Section 7)

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the holders of at least a majority in principal amount at maturity of the LYONs then outstanding. However, without the consent of each holder, no supplemental indenture may, among other actions:

•	alter the manner of calculation or rate of accrual of original issue discount or contingent interest on any LYON or extend the time of payment;

•	make any LYON payable in money or securities other than that stated in such LYON;

•	change the stated maturity of any LYON;

•	reduce the principal amount at maturity, accrued original issue discount, redemption price, purchase price or trigger event purchase price with respect to any LYON;

•	make any change that adversely affects the right of a holder to convert any LYON;

•	make any change that adversely affects the right to require us to purchase a LYON;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

•	change the provisions in the indenture that relate to modifying or amending the indenture. (Indenture, Section 9.08)

Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

•

to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;  to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

•	to cure any ambiguity or inconsistency in the indenture; and to make any change that does not affect the rights of the holders of the LYONs in an adverse manner. (LYON, Section 16)

No modification to the LYONs or the indenture may make any change that adversely affects the rights of any holder of senior indebtedness then outstanding unless the requisite holders of such senior indebtedness consent to such change pursuant to the terms of such senior indebtedness. The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of all holders:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•

waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid contingent interest, accrued original issue discount, redemption price, purchase price or trigger event purchase price or obligation to deliver shares of common stock upon conversion (and cash in lieu of fractional shares) with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected. (LYON, Section 17)

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a trigger event purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture. (Indenture, Section 8.01)

Calculations in Respect of LYONs

We will be responsible for making all calculations called for under the LYONs (other than the LYON market price). These calculations include, but are not limited to, determination of our common stock and amounts of contingent interest payments, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on all holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. (Indenture, Section 13.08)

Limitations of Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of Vishay, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

Governing Law

The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York. (Indenture, Section 13.10)

Trustee

The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

Book-Entry System

The LYONs have been issued only in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. (Indenture, Section 2.01(a))

As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in the limited circumstances described under “Exchange of Global Securities.” Unless and until LYONs are exchanged for certificated securities as described in the next section (and then except to the extent they have been so exchanged), the procedures described in this document, the LYONs, the indenture and such other documents relating to the conversion of LYONs, the surrender of LYONs for repurchase or payment, identification of LYONs by certificate number and similar matters will be relevant only to DTC as the registered holder. (Indenture, Section 2.06(b))

Owners of beneficial interests will be required to follow such procedures as DTC (or its direct and indirect participants) may establish for exercising rights under or in respect of their interests, including conversion or repurchase rights. Beneficial owners will not be holders and will not be entitled to any direct rights provided to the holders of LYONs under the global securities or the indenture. Vishay and the trustee, and any of their respective agents, will treat DTC as the sole holder and registered owner of the global securities. (Indenture, Section 2.02)

Exchange of Global Securities

We will exchange LYONs represented by global securities in book-entry form for certificated securities with the same terms (and the holders thereof will then be required to follow the procedures established in the LYONs and the indenture for converting, requiring repurchase or otherwise dealing with the LYONs) only if:

•	DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing. (Indenture, Section 2.12)

INTERESTS OF CERTAIN EXECUTIVE OFFICERS AND DIRECTORS

To the knowledge of Vishay:

•	none of Vishay or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the LYONs;

•	Vishay will not purchase any LYONs from such persons; and

•	during the 60 days preceding the date of this company notice, none of such officers, directors or affiliates has engaged in any transactions in the LYONs.

Each of Vishay and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing LYONs (or the right to purchase LYONs) other than through the option of the holders described herein until at least the tenth business day after the purchase date of June 4, 2006. Following such time, if any LYONs remain outstanding, Vishay and its affiliates may purchase LYONs in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the June 4, 2006 purchase price.  Any decision to purchase LYONs after the expiration of the offer, if any, will depend upon many factors, including the market price of the LYONs, the amount of LYONs surrendered for purchase pursuant to the option, the market price of the common stock, the business and financial position of Vishay and general economic and market conditions.

Vishay has not employed any persons to make solicitations or recommendations in connection with the option.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This is a summary of certain material United States federal income tax consequences to holders of the LYONs upon our purchase of LYONs pursuant to this option. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings and decisions, all as now in effect and all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with the LYONs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the LYONs in a tax-deferred or tax-advantaged account, or persons holding the LYONs as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging,” or “conversion” or other risk reduction transaction for tax purposes.

We do not address all of the tax consequences that may be relevant to a holder of a LYON. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs;

•	the United States federal estate, gift or alternative minimum tax consequences of our purchase of LYONs;

•	persons who hold LYONs whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of our purchase of LYONs.

A U.S. Holder is a beneficial owner of LYONs who or which is for United States federal income tax purposes:

•	a citizen or resident alien individual;

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder is a holder of LYONs (other than a partnership) that is not a U.S. Holder.

If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of LYONs, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of LYONs that is a partnership for United States income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of our purchase of LYONs.

Pursuant to the terms of the indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, (i) to treat the LYONs as “contingent payment debt instruments” and to be bound by our application of the United States Treasury regulations that govern contingent payment debt instruments (which we refer to as the CPDI regulations) and (ii) to treat the fair market value of our common stock received by such holder upon our purchase of LYONs as a contingent payment. The remainder of this discussion assumes such treatment.

We urge all holders of the LYONs to consult their own tax advisors with respect to the tax consequences to them of our purchase of LYONs pursuant to this offer in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States Federal or other tax laws.

U.S. Holders

Generally, and in accordance with treatment agreed upon pursuant to the indenture described above, our purchase of a LYON will result in taxable gain or loss to a U.S. Holder. The amount of such gain or loss will equal the difference between (a) the cash received and (b) the U.S. Holder’s adjusted tax basis in the LYON. A U.S. Holder’s adjusted tax basis in a LYON generally will equal the U.S. Holder’s original purchase price for the LYON, increased by any interest income previously accrued by the U.S. Holder. Any such gain recognized generally will be treated as ordinary interest income. Any such loss will be (i) an ordinary loss to the extent of the interest previously included in income by such holder and (ii) thereafter, a capital loss (which will be long-term if the LYON has been held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Non-U.S. Holders

Payments made to a Non-U.S. Holder upon our purchase of a LYON will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (iv) we are not a “United States real property holding corporation.” We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation.”

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON has certified or certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require. A holder of a LYON which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the LYON on its own behalf may have substantially increased reporting requirements.

If a Non-U.S. Holder of a LYON is engaged in a trade or business in the United States, and if interest on the LYON is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on any gain realized upon our purchase of the LYON in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding tax and Information Reporting

We will comply with applicable information reporting requirements with respect to payments made upon our purchase of LYONs. In addition, such payments made to a U.S. Holder may be subject to United States federal backup withholding tax at the rate of 28% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding on such payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C.  20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  The public can obtain any documents that we file with the SEC at www.sec.gov.

In addition, our company website can be found on the Internet at www.vishay.com.  The website contains information about us and our operations.  Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC.  To view the reports, access ir.vishay.com and click on “SEC Filings”.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the option of holders to require us to repurchase the LYONs on June 4, 2006.

The documents listed below (as such documents may be amended from time to time) contain important information about Vishay and its financial condition:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with the SEC by Vishay pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	The description of Vishay common stock set forth in our Registration Statement on Form S-3, as amended (file no. 333-102507), filed on March 1, 2004.

You may obtain copies of this information on our or the SEC’s Internet website or by visiting the SEC’s Public Reference Room, each as described above.  In addition, upon oral or written request to us at Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania  19355, Attention: Investor Relations Department, we will send to any LYON holder a copy of all such information listed above free of charge within one business day of receipt of such request.  We will be able to fulfill such request only if you include in such request your name, address (including title or department) and telephone numbers to which such a request is to be directed.

Notwithstanding the foregoing, the Schedule TO to which this company notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this company notice, we will amend the Schedule TO accordingly.